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                                                                     EXHIBIT 2.1

                           CERTIFICATE OF DESIGNATION
                                     OF THE
                            SERIES B PREFERRED STOCK
                                       OF
                              PLUS SOLUTIONS, INC.

         Pursuant to the Nevada Revised Statutes, as amended, and the Articles of Incorporation of Plus Solutions, Inc. (the "Corporation"), this Certificate of Designations regarding the Series B Preferred Stock of the Corporation is filed to amend the Articles of Incorporation of the Corporation.

         The Corporation does hereby certify that the following resolution was adopted by the Board of Directors of the Corporation at a meeting duly called and held on August 30, 2001:

         RESOLVED, that pursuant to the authority granted and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of its Articles of Incorporation, there shall be established and authorized for issuance a series of the Corporation's preferred stock, $.001 par value per share, designated "Series B Preferred Stock" (herein referred to as "Series B Preferred Stock"), consisting of 1,053,819 shares, each with par value $.001 per share, and having the powers, preferences, rights, qualifications, limitations and restrictions set forth below:

         1. Preference on Liquidation, Dissolution or Winding Up.

                  (a) A consolidation or merger of the Corporation, a sale or transfer of all or substantially all of the assets of the Corporation, or any purchase or redemption of shares of capital stock of the Corporation shall not be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this
         Section 4.

                  (b) During any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and subject to the rights of any Preferred Stock ranking senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive, in accordance with their respective interests, but before any distribution of any assets of the Corporation shall be made in respect of the outstanding Junior Stock, an amount in cash for each share of Series B Preferred Stock equal to $1,000, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series B Preferred Stock so as to be and continue available therefor. If upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series B Preferred Stock as shall be insufficient to permit the payment to them of $1,000 per share, the assets of the Corporation shall be distributed to the holders of the Series B Preferred Stock ratably until they shall have received the full amount of $1,000 per share. If the assets of the Corporation are sufficient to permit the payment of $1,000 per share to the holders of the Series B Preferred Stock as set forth herein, the remainder of the assets of the Corporation, if any, shall be distributed and divided ratably among the holders of Junior Stock. As used herein, the



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         term "Junior Stock" means any class of capital stock of the Corporation ranking inferior to the Series B Preferred Stock, including the Common Stock. With respect to all matters of priority or preference, the Series B Preferred Stock shall be pari passu with the Series A
         Preferred Stock.

         2. Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends on with respect to such shares only when and as declared by the Board of Directors out of funds legally available therefor. However, if any shares of Series B Preferred Stock are outstanding, no dividend may be declared or paid with respect to shares of Junior Stock unless an equal or greater dividend has been declared with respect to the Series B Preferred Stock.

         3. Voting Rights.

                  (a) With respect to all matters submitted for a vote of the holders of Common Stock, shares of Series B Preferred Stock shall be entitled to vote with the outstanding shares of Common Stock as a single class. When voting as a class with the Common Stock, each share of Series B Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Common Stock into which a share of Series B Preferred Stock is then convertible under Section 4.

                  (b) The Corporation shall not, without the consent of the holders of at least a majority of the shares of the outstanding Series B Preferred Stock, adopt any amendment to this Certificate which would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely, provided, that no such consent shall be required with respect to: (i) any amendment to this Certificate that increases or decreases the number of shares of Series B Preferred Stock which the Corporation is authorized to issue so long as no such amendment shall reduce the number of authorized shares to below the number of shares of Series B Preferred Stock then outstanding, or (ii) the establishment or issuance of any other series of preferred stock or any other class of stock of the Corporation that has any powers, preferences, rights, qualifications, limitations and restrictions that are in any way different from, greater than, superior to or in preference to those of the Series B Preferred Stock.

                  (c) Except as provided in this Section 3 or otherwise required by law, the holders of Series B Preferred Stock shall have no right or power to vote with respect to any matter.

         4. Conversion.

                  (a) Each share of Series B Preferred Stock may be converted at any time, at the option of the holder thereof, into shares of common stock, par value $.001 per share, of the Corporation (the "Common Stock").



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                  (b) From the date of issuance of the Series B Preferred Stock
         (the "Date of Issuance") until the third anniversary of the Date of Issuance, each share of Series B Preferred Stock will be converted into the greater of: (i) 88.361107 shares of Common Stock or (ii) a number of shares of Common Stock equal to the Adjusted Conversion Amount. As used herein, the term "Adjusted Conversion Amount" means the quotient of (1) the product of the total number of shares of Common Stock then outstanding, not including any shares of Common Stock issued pursuant to an Approved Issuance, multiplied by 2.225807; divided by (2) 1,053,819. As used herein, the term "Approved Issuance" means any issuance of Common Stock that is approved by the then current Board of Directors and the holders of a majority of the shares of Series B Preferred Stock prior to such issuance.

                  (c) From the third anniversary of the Date of Issuance and thereafter, each share of Series B Preferred Stock will be converted into 88.361107 shares of Common Stock.

                  (d) Each share of Series B Preferred Stock will be converted into shares of Common Stock automatically and without further action on the part of the holder thereof on the first Business Day (the "Mandatory Conversion Date") after (i) the Common Stock is listed for trading on the New York Stock Exchange, the American Stock Exchange or the National Market tier of the Nasdaq Stock Market, Inc. and (ii) the closing price for the Common Stock on such exchange equals or exceeds $10.00 for 20 consecutive Trading Days. As used herein, the term "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which banks in Texas are generally open for business. As used herein, the term "Trading Day" means any day on which the New York Stock Exchange is open for trading.

                  (e) In order to convert shares of Series B Preferred Stock and receive certificates representing shares of Common Stock (the "Common Certificates"), holders of certificates representing shares of Series B Preferred Stock (the "Series B Certificates") must surrender their Series B Certificates to the Company by delivering the Series B Certificates to the principal executive offices of the Company by hand delivery, courier, certified United States Mail or otherwise. As promptly as practicable after the delivery of a Series B Certificate and in any event within three Business Days of such delivery, the Company will deliver to the person that delivered such Series B Certificate a Common Certificate representing the total number of full shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock represented by such surrendered Series B Certificate. Upon a conversion of shares of Series B Preferred Stock into shares of Common Stock pursuant to Section 4(d), regardless of the timing of delivery or the failure to deliver any Series B Certificate, all outstanding shares of Series B Preferred Stock will be deemed to have been converted, Common Certificates will be deemed to have been issued, and the holder of such Series B Certificate will be deemed to have become a holder of record of shares of Common Stock for all purposes as of the Mandatory Conversion Date. Any fractional share of Common Stock issuable upon conversion of Series B Preferred Stock shall be rounded up to a full share of Common Stock.



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         5. Exclusion of Other Rights. Unless otherwise required by law, the shares of Series B Preferred Stock shall not have any powers, preferences, rights, qualifications, limitations and restrictions other than those set forth in this Certificate of Designation.


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         CERTIFIED by the Corporation as of the date set forth above.


                                       By: /s/ MAX GOLDEN
                                          --------------------------------------
                                          President and Chief Executive Officer



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